Filed pursuant to Rule 424(b)(3)

Registration No. 333-105088

PROSPECTUS

I-MANY, INC.

1,000,000 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of our common stock that may be resold by the selling stockholder identified in this prospectus.

We will not receive any proceeds from the sale of the shares.

The selling stockholder identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq National Market under the symbol “IMNY.” On December 17, 2003, the closing sale price of the common stock on Nasdaq was $0.85 per share. You are urged to obtain current market quotations for the common stock.

Our principal executive offices are located at 399 Thornall Street, Edison, NJ 08837. Our telephone number at that address is 800-832-0228. Our website is located at WWW.IMANY.COM. The information contained on our website is not part of this prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 19, 2003.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, “I-MANY,” “WE,” “US” AND “OUR” REFER TO I-MANY, INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

We own or have rights to tradenames and trademarks that we use in connection with the sale of our products and services. We own the U.S. registered trademark CARS®, which is an acronym for our Contract Administration and Reporting System, and the U.S. registered trademark “I-many.” All other trademarks and service marks referenced in this prospectus are the property of their respective owners.

iv

THE COMPANY

We provide software and related professional services that allow our clients to manage important aspects of their contract-based or trade agreement-based business-to-business relationships.

Our principal executive offices are located at 399 Thornall Street, Edison, New Jersey 08837. Our phone number at that address is 800-832-0228. Our website is located at WWW.IMANY.COM. The information contained on our website is not part of this prospectus.

RISK FACTORS

ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

OUR ASSET PURCHASE AGREEMENT WITH NEOFORMA HAS BEEN TERMINATED, WHICH MAY HAVE A MATERIAL DISRUPTION OF OUR BUSINESS

Our asset purchase agreement with Neoforma, Inc. (NASDAQ: NEOF) and its subsidiary to sell our Health and Life Sciences business to Neoforma has been terminated. Termination of the sale could create significant disruptions with our customers, vendors and employees. In connection with this termination, we expect to incur charges aggregating approximately $850,000 during the fourth quarter of 2003 for transaction-related expenses.

WE WILL NEED TO TARGET MARKETS OTHER THAN THE HEALTHCARE MARKET FOR OUR FUTURE GROWTH

Although our agreement to sell our Health and Life Sciences business has been terminated, we will need to continue efforts to reduce our reliance on the Health and Life Sciences market, which has traditionally been the primary source of our revenues. We will need to target both existing as well as new markets in order to grow our revenues and reach profitability. Revenues from our non-healthcare customers have comprised 24.3%, 31.5% and 37.1%, respectively, of our consolidated revenues for the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2003. The Company must continue to evolve its products and marketing strategies in order to be successful in these markets. We may not be successful in generating the revenue we expect from these markets. Although we have had some success in selling to markets outside of healthcare (e.g., foodservice), we have not yet demonstrated that our product offerings have significant appeal in many of the markets we are targeting. While we believe that the contractual purchase relationships between manufacturers and customers in these markets have similar attributes to those in the healthcare market, we cannot assure you that our assumptions are correct.

THE BID PRICE OF OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET HAS BEEN BELOW $1.00 PER SHARE, AND IF THE BID PRICE AGAIN FALLS BELOW $1.00 PER SHARE FOR AN EXTENDED PERIOD OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET WHICH COULD REDUCE THE LIQUIDITY OF OUR COMMON STOCK AND ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL NECESSARY CAPITAL

On April 11, 2003 we received written notification from Nasdaq that we were not in compliance with Nasdaq Marketplace Rule 4450(b)(4) because the closing bid price of our common stock was below $1.00 for 30 consecutive trading days. We subsequently regained compliance when the bid price of our common stock closed at $1.00 per share or more for 10 consecutive trading days. If the closing bid price again falls below $1.00 per share for 30 consecutive trading days and we do not regain compliance, we may be delisted from the Nasdaq National Market. The delisting of our common stock may result in the trading of the stock on the Nasdaq SmallCap or the OTC Bulletin Board. Consequently, a delisting of our common stock from The Nasdaq National Market may reduce the liquidity of our common stock, adversely affect our ability to raise additional necessary capital and could adversely affect our sales efforts.

WE HAVE INCURRED SUBSTANTIAL LOSSES IN RECENT YEARS AND OUR RETURN TO PROFITABILITY IS UNCERTAIN

We incurred net losses of $21.2 million in the year ended December 31, 2001, $27.3 million in the year ended December 31, 2002 and $35.0 million in the nine months ended September 30, 2003, and we had an accumulated deficit at September 30, 2003 of $113.4 million. In these periods of net losses, our expenses exceeded our revenues generally due to increases in research and development expenses, continued significant spending for sales and marketing, non-cash expenses related to acquisitions and reductions in revenues since the first quarter of 2002. Our recent results have been impacted by a number of factors that caused current and prospective customers to defer, or otherwise not make, purchases from us, and we cannot assure you that we will not be affected by these factors in future periods. We cannot assure you that we will achieve sufficient revenues to become profitable in the future.

IT IS DIFFICULT FOR US TO PREDICT WHEN OR IF SALES WILL OCCUR AND WE OFTEN INCUR SIGNIFICANT SELLING EXPENSES IN ADVANCE OF OUR RECOGNITION OF ANY RELATED REVENUE

Our clients view the purchase of our software applications and related professional services as a significant and strategic decision. As a result, clients carefully evaluate our software products and services. The length of this evaluation process is affected by factors such as the client’s need to rapidly implement a solution and whether the client is new or is extending an existing implementation. The license of our software products may also be subject to delays if the client has lengthy internal budgeting, approval and evaluation processes which are quite common in the context of introducing large enterprise-wide technology solutions. We may incur significant selling and marketing expenses during a client’s evaluation period, including the costs of developing a full proposal and completing a rapid proof of concept or demonstration, before the client places an order with us. Clients may also initially purchase a limited number of licenses before expanding their implementations. Larger clients may purchase our software products as part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays in the recognition of our license revenues. If revenues forecasted from a significant client for a particular quarter are not realized or are delayed, as has occurred in recent quarters, we may experience an unplanned shortfall in revenues during that quarter. This may cause our operating results to be below the expectations of public market analysts or investors, which could cause the value of our common stock to decline.

ECONOMIC CONDITIONS MAY CONTINUE TO WEAKEN OUR SALES

The ongoing downturn and uncertainty in general economic and market conditions have negatively affected and may continue to negatively affect demand for our products and services. If the economic downturn continues or worsens, our business, financial condition and results of operations could be harmed. In addition, current world economic and political conditions have reduced the willingness of our customers and prospective customers to commit funds to purchase our products and services. The resulting loss or delay in our sales has had and could continue to have a material adverse effect on our business, financial condition and results of operations.

WE HAVE MULTIPLE FACILITIES AND WE MAY EXPERIENCE DIFFICULTIES IN OPERATING FROM THESE FACILITIES

We expect to downsize significantly our presence in Portland, Maine and London, United Kingdom. We will continue to operate out of our corporate headquarters in Edison, New Jersey, our primary engineering office in Redwood City, California and in reduced facilities in Portland, Maine. The geographic distance between our offices could make it difficult for our management and other employees to effectively communicate with each other and, as a result, could place a significant strain on our managerial, operational and financial resources. Also, we expect that a significant number of our sales and professional services employees will continue to work remotely out of home offices, which will potentially add to this strain.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING NEW TECHNOLOGIES OR BUSINESSES AND THIS COULD HINDER OUR EXPANSION EFFORTS

We intend in the future to consider additional acquisitions of or new investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify appropriate acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders and the issuance of debt could limit our available cash and accordingly restrict our activities.

WE MAY MAKE ADDITIONAL ACQUISITIONS AND WE MAY HAVE DIFFICULTY INTEGRATING THEM

In the past, we have acquired ChiCor, Intersoft, BCL Vision Ltd. (now I-many International Limited), Provato, NetReturn and Menerva, each of which is or was located in cities very distant from our headquarters in Edison, New Jersey. We may make additional acquisitions. Any company that we acquire is likely to be distant from our headquarters in Edison, New Jersey and will have a culture different from ours as well as technologies, products and services that our employees will need to understand and integrate with our own. We are continuing to assimilate the employees, technologies and products of the companies that we have acquired and will need to do the same with any new companies we may acquire, and that effort has been, and will likely continue to be difficult, time-consuming and may be unsuccessful. If we are not successful, our investment in the acquired entity may be impaired or lost, and even if we are successful, the process of integrating an acquired entity may divert our attention from our core business.

IF WE DO ACQUIRE NEW TECHNOLOGIES OR BUSINESSES, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED

In connection with our acquisitions, we have recorded substantial goodwill and other purchased intangible assets. In addition, we recorded charges for write-offs of a portion of the purchase prices of acquired companies as in-process research and development. Although the amortization of goodwill has been discontinued pursuant to the recent issuance of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which we had adopted effective January 1, 2002, the carrying value of any intangible assets will need to be reviewed for impairment on a periodic basis. In the quarters ended December 31, 2002 and June 30, 2003, we recorded impairment charges of $13.3 million and $16.8 million, respectively, in connection with the write-off of goodwill and other purchased intangible assets. We cannot assure you that future write-downs of any such assets will not affect future operating results.

OUR FIXED COSTS HAVE LED, AND MAY CONTINUE TO LEAD, TO FLUCTUATIONS IN OPERATING RESULTS WHICH HAVE RESULTED, AND COULD IN THE FUTURE RESULT, IN A DECLINE OF OUR STOCK PRICE

A significant percentage of our expenses, particularly personnel costs and rent, are fixed costs and are based in part on expectations of future revenues. We may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in revenues. Accordingly, shortfalls in revenues, as we experienced in recent quarters, may cause significant variations in operating results in any quarter. Our stock price has been impacted by the failure of our quarterly results to meet the expectations of market analysts and investors, and it could decline further.

WE HAVE MANY COMPETITORS AND POTENTIAL COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

The market for our products and services is competitive and subject to rapid change. We encounter significant competition for the sale of our contract management software from the internal information systems departments of existing and potential clients, software companies that target the contract management markets and professional services organizations. Our competitors vary in size and in the scope and breadth of products and services offered. We anticipate increased competition for market share and pressure to reduce prices and make sales concessions, which could materially and adversely affect our revenues and margins.

Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and strategic partners. Our competitors could develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. We may not be able to compete successfully or that competitive pressures will not require us to make concessions that will adversely affect our revenues and our margins, or reduce the demand for our products and services.

WE RELY SIGNIFICANTLY UPON CERTAIN KEY INDIVIDUALS AND OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO RETAIN THEM

We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of A. Leigh Powell, our Chief Executive Officer, and other key employees. The loss of the services of any key employee could have a material adverse effect on our business, financial condition and results of operations.

OUR CHARTER AND BYLAWS COULD DISCOURAGE ACQUISITION PROPOSALS, DELAY A CHANGE IN CONTROL OR PREVENT TRANSACTIONS THAT ARE IN YOUR BEST INTERESTS

Our certificate of incorporation and bylaws state that any action that can be taken by stockholders must be done at an annual or special meeting and may not be done by written consent, and require reasonable advance notice of a stockholder proposal or director nomination. Furthermore, the chairman of the board, the president, the board of directors and the holders of at least 30% of the shares of our capital stock are the only people who may call a special meeting. The amended and restated certificate of incorporation and amended and restated bylaws also provide that members of the board of directors may only be removed by the vote of the holders of a majority of the shares entitled to vote for that director. In addition, the board of directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue shares of preferred stock. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may limit your ability to approve other transactions that you find to be in your best interests.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY, WHICH COULD LEAD TO SECURITIES LITIGATION

The market price of our common stock has been highly volatile and may continue to fluctuate substantially. As a result, investors in our common stock may experience a decrease in the value of their shares regardless of our operating performance or prospects. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation was often brought against that company. Many technology-related companies have been subject to this type of litigation. We may also become involved in this type of litigation. Litigation is often expensive and diverts management’s attention and resources.

YOU MAY SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION

Depending on market prices at the time of a sale, the public offering price per share offered pursuant to this Prospectus may significantly exceed the net tangible book value per share. If we were to liquidate, investors purchasing shares in this offering could receive a per share amount of tangible assets net of liabilities that would be less than the public offering price per share.

OUR FORMER USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITOR MAY POSE RISKS TO US AND WILL LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

Effective May 22, 2002, we dismissed Arthur Andersen LLP, our former independent auditors, and subsequently appointed Deloitte & Touche LLP to succeed Andersen as our independent auditor. Our audited consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 that are incorporated by reference in this prospectus were audited by Andersen as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting. Andersen has not consented to the incorporation by reference of its audit reports in this prospectus, and we have dispensed with the requirement to file Andersen’s consent in reliance on Rule 437a under the Securities Act. Since Andersen has not consented to the incorporation by reference of their audit reports in the registration statement, an investor’s ability to seek potential recoveries from Andersen related to any claims that an investor may assert as a result of the work performed by Andersen may be limited significantly by the lack of such consent and the diminished amount of assets of Andersen that are or may be available to satisfy any such claims.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We use words such as “believes,” “intends,” “expects,” “anticipates,” “plans,” “estimates,” “should,” “may,” “will,” “scheduled” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our forward-looking statements apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above under “Risk Factors” and elsewhere in this prospectus. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to, and we do not assume any obligation to, update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus.

The selling stockholder will pay any expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of the shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our independent auditors.

SELLING STOCKHOLDER

We issued, or may issue in the future, the shares of common stock covered by this prospectus in connection with our grant of a common stock purchase warrant to the Procter & Gamble Company (“P&G”) in connection with an amendment to our Strategic Relationship Agreement with P&G. The table below sets forth, to our knowledge, certain information about the selling stockholder as of December 5, 2003. Such information has been provided to us by the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and include voting or investment power with respect to shares. Shares of common stock issuable upon exercise of warrants and/or stock options that are exercisable within 60 days after September 10, 2003 are deemed outstanding for computing the percentage ownership of the person holding the warrants and/or options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED PRIOR TO OFFERING		NUMBER OF SHARES OF COMMON STOCK BEING OFFERED	SHARES OF COMMON STOCK TO BE BENEFICIALLY OWNED AFTER OFFERING(2)
NAME OF SELLING STOCKHOLDER(1)	NUMBER	PERCENTAGE		NUMBER	PERCENTAGE
Procter & Gamble Company(3)	1,000,000	2.4%	1,000,000	0	0

(1)	The term “selling stockholder” includes donees, pledgees, affiliates, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, intercompany transfer, partnership distribution or other non-sale related transfer.

(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholder may decide not to sell any or all of the shares offered by this prospectus. Because the selling stockholder may sell all or some of the shares offered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholder after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

(3)	Represents 1,000,000 shares of common stock that may be issued upon the exercise of a warrant held by The Procter & Gamble Company exercisable through February 3, 2006.

DILUTION

This offering is for sales of stock by our existing stockholder on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in a change to our net tangible book value per share before and after the distribution of shares by the selling stockholder. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any rational relationship to net tangible book value per share.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term “selling stockholder” includes donees, pledgees, affiliates, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, intercompany transfer, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, in block transactions, at a fixed price or prices, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may sell its shares directly, through agents designated by them from time to time, and/or by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	sales by broker-dealers as agents;

•	sales through dealers acting as market makers;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	in privately negotiated transactions; and

•	in options transactions (including without limitation put and call option transactions) or short sales of shares.

Such transactions may or may not involve brokers or dealers.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholder. The selling stockholder may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholder and/or purchasers of the shares may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale (which may be in excess of customary commissions).

If underwriters are used in a sale, shares may be sold on a firm commitment or on a best efforts basis or otherwise from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be sold directly by one or more firms acing as underwriter or through a group of underwriters.

In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, upon being notified that a donee or pledgee intends to sell shares, a prospectus supplement may be filed by the Company.

We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.

We will bear all costs, expenses and fees in connection with the registration of shares hereunder.

We have agreed with the selling stockholder to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) 24 months after the effective date of the Registration Statement of which this prospectus constitutes a part.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by our General Counsel, Robert G. Schwartz, Jr.

NOTICE REGARDING ARTHUR ANDERSEN LLP

Effective May 22, 2002, we dismissed Arthur Andersen LLP, our former independent auditors. Our audited consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 that are incorporated by reference in this prospectus were audited by Andersen as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting. Andersen has not consented to the incorporation by reference of its audit reports in this prospectus, and we have dispensed with the requirement to file Andersen’s consent in reliance on Rule 437a under the Securities Act. Since Andersen has not consented to the incorporation by reference of their audit reports in the registration statement, an investor’s ability to seek potential recoveries from Andersen related to any claims that an investor may assert as a result of the work performed by Andersen may be limited significantly by the lack of such consent and the diminished amount of assets of Andersen that are or may be available to satisfy any such claims.

EXPERTS

The financial statements for the year ended December 31, 2002, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A filed on November 12, 2003 with the SEC have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP has expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements as of December 31, 2001, and for each of the two years in the period ended December 31, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part to this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

(1)	Our Annual Report on Form 10-K, except for Item 8, for the year ended December 31, 2002, as amended;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

(3)	Our Current Reports on Form 8-K filed on April 22, 2003, July 22, 2003, September 5, 2003, September 9, 2003, September 30, 2003, October 29, 2003, November 4, 2003 and December 1, 2003;

(4)	Our Current Report on Form 8-K/A filed on November 12, 2003.

(5)	The description of our common stock contained in our Registration Statement on Form 8-A filed June 23, 2000 under Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

I-many, Inc.

511 Congress Street

Portland, Maine 04101

Attention: Investor Relations

Telephone: (207) 774-3244

WWW.IMANYINC.COM